UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2012

Frederick’s of Hollywood Group Inc.

(Exact Name of Registrant as Specified in Charter)

New York	001-5893	13-5651322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6255 Sunset Boulevard, Hollywood, CA	90028
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:         (323) 466-5151

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 23, 2012, Frederick’s of Hollywood Group Inc. (the “Company”) entered into a Series A Preferred Stock Purchase Agreement (“Purchase Agreement”), pursuant to which the Company sold $5.0 million of Series A Convertible Preferred Stock (“Preferred Stock”) to TTG Apparel, LLC (the “Purchaser”), which together with its affiliate, Tokarz Investments, LLC, are significant shareholders of the Company. In addition, the Company issued to the Purchaser three, five, and seven year warrants, each to purchase 500,000 shares of common stock (for an aggregate of 1,500,000 shares of common stock) at exercise prices of $0.45, $0.53 and $0.60 per share, respectively (the “Warrants”).

The Company is required by the terms of the Purchase Agreement to use the $5.0 million of proceeds of the sale of Preferred Stock solely for paying, settling or discharging accounts payable of the Company. The Company intends to use the proceeds to pay a group of merchandise vendors a portion of their accounts payable and, in turn, receive a total of approximately $4.9 million in markdown allowances.

The terms of the Preferred Stock are as follows:

Dividends. Cumulative dividends on the Preferred Stock will be payable quarterly in arrears at the rate of 9% per annum in additional shares of Preferred Stock (“PIK Shares”), except that from and after May 23, 2014, the rate will be the greater of 9% per annum or the highest rate the Company is paying on any outstanding debt under its then existing credit facilities.

Conversion. The Preferred Stock other than the PIK Shares may be converted at any time, at the option of the holder, into shares of common stock at a conversion price of $1.05 per share (“Conversion Price”), and the PIK Shares may be converted at any time, at the option of the holder, into shares of common stock at a conversion price of $0.45 per share (“PIK Share Conversion Price”). The Conversion Price and PIK Share Conversion Price will be adjusted for customary structural changes such as stock splits and dividends. The Conversion Price will also be adjusted if the Company sells common stock or common stock equivalents at a price below the Conversion Price, and the PIK Share Conversion Price will be adjusted if the Company sells common stock or common stock equivalents at a price below the PIK Share Conversion Price; provided, however, that the foregoing conversion price adjustments can never result in a conversion price of less than $0.29 per share (“Floor Conversion Price”).

Ranking. The Preferred Stock ranks, with respect to rights upon a Liquidation Event (defined below), (a) junior to any other class or series of capital stock of the Company created that by its terms ranks senior to the Preferred Stock; (b) senior to the common stock; (c) senior to any class or series of capital stock of the Company created that does not specifically rank senior to or on parity with the Preferred Stock; and (d) on parity with any class or series of capital stock of the Company created that by its terms ranks on parity with the Preferred Stock.

Voting Rights. Except as required by law, the Preferred Stock will not have voting rights. However, as long as any shares of Preferred Stock are outstanding, the Company may not, without the affirmative vote of the holders of a majority of the then outstanding shares of Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the holders of the Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Preferred Stock, (c) authorize or designate any new security ranking on a parity with or senior to the Preferred Stock, (d) issue any common stock or debt or equity security convertible into common stock, whether senior, on parity or junior to the Preferred Stock, at a price per share which is lower than the Floor Conversion Price or (e) issue any equity or debt in a Qualifying Investment (as defined in the Certificate of Amendment to the Certificate of Incorporation of the Company (“Certificate of Amendment”)) where the securities issued in such investment are by their terms mandatorily redeemable by the Company.

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Liquidation Rights. Upon the occurrence of an Acquisition or Asset Transfer (each as defined in the Certificate of Amendment) or upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (any such Asset Acquisition, Asset Transfer, liquidation, dissolution or winding up, a “Liquidation Event”), a holder of Preferred Stock will be entitled to receive in preference to the holders of any capital stock of the Company junior to the Preferred Stock, an amount equal to: (i) the stated value of the Preferred Stock plus all accrued but unpaid dividends thereon, multiplied by (ii)(A) 1.09 if the Liquidation Event takes place by May 23, 2013, (B) 1.05 if the Liquidation Event takes place after May 23, 2013 but no later than May 23, 2014, or (C) 1.0 if the Liquidation Event takes place after May 23, 2014, plus (x) the original value per share as of the date of issuance for any PIK Shares (as adjusted for stock splits, reverse stock splits and similar capital adjustments) plus all accrued but unpaid dividends thereon, multiplied by (y) the number of PIK Shares. A holder of the Preferred Stock will also have the right to require the Company to purchase its shares of Preferred Stock for a price equal to the amount the holder would be entitled to receive upon a Liquidation Event in the event of a cash investment in the Company (other than by holders of the Preferred Stock) resulting in a change in ownership of more than 30% of the equity of the Company and the securities issued under such investment not being mandatorily redeemable by the Company.

Optional Redemption by the Company. The Preferred Stock is redeemable, at the option of the Company, at any time. Upon redemption, a holder of Preferred Stock will be paid: (a) for each share of Preferred Stock other than a PIK Share, a price equal to the stated value of the Preferred Stock plus all accrued but unpaid dividends thereon multiplied by (i) 1.10 if the redemption occurs on or prior to May 23, 2015, (ii) 1.08 if the redemption occurs after May 23, 2015 but on or prior to May 23, 2017 or (iii) 1.0 if the redemption occurs after May 23, 2017, and (b) for each PIK Share, an amount equal to the stated value of the Preferred Stock plus all accrued but unpaid dividends thereon.

The Company has agreed to file a registration statement to register the resale of the shares of common stock issuable upon conversion of the Preferred Stock and exercise of the Warrants within 60 days.

The foregoing is a summary of the Purchase Agreement, Certificate of Amendment and Warrants, which is not complete, and is qualified in its entirety by reference to the full text of those agreements, which are attached as exhibits to this Current Report on Form 8-K. Readers should review the Purchase Agreement and all related agreements for a complete understanding of the terms and conditions associated with this transaction.

On May 24, 2012, the Company issued a press release attached hereto as Exhibit 99.1, announcing the matters described in this Item 1.01.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

3.1	Certificate of Amendment to the Company’s Certificate of Incorporation
10.1	Series A Preferred Stock Purchase Agreement
10.2	Form of Warrant
99.1	Press release dated May 24, 2012

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Frederick’s of Hollywood Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 29, 2012

FREDERICK’S OF HOLLYWOOD GROUP INC.

By:	/s/ Thomas Rende
Thomas Rende
Chief Financial Officer
(Principal Financial and Accounting Officer)